UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported)	March 3, 2005

Hudson Technologies, Inc.
(Exact Name of Registrant as Specified in Its Charter)

New York
(State or Other Jurisdiction of Incorporation)

1-13412	13-3641539
(Commission File Number)	(IRS Employer Identification No.)

275 North Middletown Road Pearl River, New York	10965
(Address of Principal Executive Offices)	(Zip Code)

(845) 735-6000
(Registrant's Telephone Number, Including Area Code)

Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Item 1.01	Entry into a Material Definitive Agreement.

On May 24, 2005, Hudson Technologies Company (the "Company"), a subsidiary of Hudson Technologies, Inc. (the "Registrant"), entered into a Contract for Sale of Real Estate (the "Contract") with Busey Bank (the "Seller"), an unrelated third party, for the purchase of real property located at 3402 North Mattis Avenue, Champaign, Illinois 61821 (the "Premises"). The Premises are currently occupied by the Company pursuant to a lease, dated October 29, 2002. The purchase price for the Premises under the Contract is $1,100,000. Under the Contract, the Company will make a cash payment at the closing, which is to take place on or before May 31, 2005, in the amount of $100,000, and will enter into a mortgage loan with the Seller (the "Mortgage") for the balance of the purchase price, which Mortgage, after all credits to the Company, will be in the principal amount of $945,000, and will be for a term of seven (7) years.

Item 2.01 & 2.03	Completion of Acquisition of Assets; Creation of Direct Financial Obligation.

On May 31, 2005 the Company completed the purchase of the Premises.

In connection with the purchase of the Premises, the Company entered into the Mortgage in favor of the Seller. The Mortgage provides for a fixed rate of interest at 7% per annum until June 1, 2010, at which time the interest rate will adjust to an annual rate equal to the Prime interest rate as published in the Wall Street Journal plus 2%, adjusted annually until June 1, 2012, on which date the entire remaining unpaid balance under the Mortgage will become due. The Company will make monthly payments under the Mortgage based upon a 15 year amortization, with a final balloon payment due on or before June 1, 2012.

Item 5.05	Amendment to Code of Ethics; Waiver of a Provision of the Code of Ethics. (Former Item 10)

On March 3, 2005, the Board of Directors of Registrant approved and adopted a new Code of Business Conduct and Ethics for the Registrant, amending and replacing the Registrant's Ethics Plan adopted by the Registrant's Board of Directors in 1998.

Item 9.01	Financial Statements and Exhibits. (Former Item 7)

See exhibits

Exhibit 14: Code of Business Conduct and Ethics

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HUDSON TECHNOLOGIES, INC.

Date: May 31, 2005	By:	/S/ Stephen P. Mandracchia
Name: Stephen P. Mandracchia
Title: Vice President Legal & Regulatory, Secretary